Exhibit 99.1

FOR IMMEDIATE RELEASE

ALCO STORES, INC. RESPONDS TO DISSIDENT SHAREHOLDER GROUP’S PROXY SOLICITATION MATERIALS

Coppell, TX (July 22, 2014) — ALCO Stores, Inc. (NASDAQ: ALCS) (the “Company” or “ALCO”)today issued a statement responding to the proxy solicitation materials filed by a dissident shareholder group calling itself Concerned ALCO Shareholders (“CAS”), which is seeking to elect a slate to replace the current Board of Directors.

Commenting on the CAS proxy solicitation materials, ALCO Board Chairman Royce Winsten stated, “We have been very clear in our communications with shareholders that recent sales and earnings results have been unacceptable. That said, several of their statements are incorrect, exaggerated or misleading.

“The current Board has never been shy about confronting the difficult challenges faced by ALCO. We have made substantial progress in transforming this Company to improve returns. While there are no ‘quick fixes,’ we believe shareholders will benefit from continuing the momentum created by this Board and senior management team,” Mr. Winsten said. He cited several examples of positive results the Board has achieved, including:

•                  Secured, and recommended to stockholders, a $14 all-cash bid for all of the Company’s shares in 2013 from Argonne Capital Group, a respected private equity firm, — an offer that the shareholders of the Company voted down and

•                  Adopted a Shareholder Rights Plan to prevent a takeover by Everbright Development Overseas Ltd., which the board regarded as flawed. In a complaint filed in June 2014 by the SEC, the securities regulator called Everbright a “predatory entity” and accused it of a “scheme” that “victimized” an unrelated U.S. company through a false tender offer. The SEC alleged that Luis Chang, a principal of Everbright, “has fled to China” and froze his assets.

“An important point of emphasis,” Mr. Winsten stated, “is that the existing Board has worked diligently for the best interests of all shareholders, not a narrow group pursuing its own private agenda. The CAS group has been unwilling to meet with us or to discuss their intentions, beyond leveling criticisms in their proxy filings.”

Dissident’s Materials.  The Board also commented on specifics in the dissident group’s materials:

Stock price performance: The CAS group cites ALCO’s stock price performance and presents a stock price graph showing the Company’s stock trading above $41 per share in early 2007 before declining with the bear market and recession of 2008. While the Board is not pleased with the stock price decline, it cannot be viewed in isolation. In early 2007, ALCO stock was valued at more than 27 times earnings for the relevant fiscal year (which ended January 2008). In addition, the CAS group compares ALCO’s stock price to the performance of a “peer group” with a vastly different scale of operations — four out of five of the comparator companies are more than 10 times the size of ALCO. So the retailers that CAS refers to as a “peer group” are in fact not at all comparable with ALCO.

Public company experience: The CAS presentation says, “Most of the current board of directors lacks public company experience...” Four of the incumbent board members have deep and relevant experience: three have been President or CEO of major retail operations and two of the incumbent board members have been Chairmen of public companies. In addition, no one has more turnaround experience than incumbent board member Paul Davies. In contrast, among the dissident slate, only Mr. Singh has chief executive experience, and that was gained in short-tenured, lucrative stints as a result of insurgent actions against small cap companies.

Financial performance: While the Board and management have recognized and disclosed that sales and earnings in recent quarters have been unacceptable, the CAS group mischaracterizes “long-term performance,” citing an operating loss in Fiscal 2014. In fact, more than 80% of the Fiscal 2014 loss was attributable to one-time expenses, not long-term trends — including the costs and business impact of a proposed merger that offered $14 a share to shareholders in October 2013, the strategic move of the corporate headquarters to the Dallas-Fort Worth area during the fiscal year, and a valuation allowance required by accounting rules.

Operating performance: A graph comparing sales trends for ALCO to five much larger retailers focuses on total sales growth, including new stores. This graph materially misrepresents ALCO’s performance. In some cases, these other companies have been in major expansion phases, adding a large number of stores that drove their overall sales trends. ALCO has closed more stores than it has opened during the period shown, working to eliminate unproductive stores and improve returns overall. The dissident group similarly depicts graphs of operating income and net margins that conceal ALCO’s significant one-time effects in Fiscal 2014 in comparison to the other companies.

Capital expenditures: The CAS presentation describes capital expenditures as “outsized” at a total of $43 million over the past four fiscal years. In fact, approximately $20 million of that amount was general maintenance to update store infrastructure, such as HVAC, roof, parking lot, general repairs and exterior signage. Approximately $12 million was for four new company-owned stores — Tioga, ND; Cotulla, TX; Watford City, ND; and Sidney, MT — that are top-performing stores (all recently financed through mortgages with our bank). About $4 million was invested in freezers and coolers to offer frozen and refrigerated groceries, a trend in retailing that required a competitive response to keep and attract shoppers.

Store expansion strategy: The activist group calls ALCO’s store expansion strategy “inconsistent and haphazard” and focuses on three pilot stores opened in the Dallas and Houston metropolitan areas, instead of ALCO’s traditional small-town markets. As stated at the time by ALCO, these pilot stores were structured in a low-risk approach to test a new concept for larger markets. While the CAS presentation says, “we believe ALCO spent in excess of $7 million on these stores,” actual capital investment was approximately $1.35 million relating to store fixtures — all of which were reclaimed upon closing for use in other stores. The cost of inventory was recovered through going out of business sales. While the dissident group cites “a number of ill-fated store expansions,” in fact stores opened by ALCO in the past two years are among the most productive and profitable in the system.

Credit Agreement Provisions Related to Change of Control.

Shareholders should understand the provisions of the Company’s Amended and Restated Credit Agreement (the “Credit Agreement”), which the Company filed as as Exhbit 99.1 to its Current Report on Form 8-K dated June 6, 2014.  Under the Credit Agreement, even if the Board were to approve the election of members of the insurgent slate, a Change of Control would occur if the insurgents comprised a majority of the Board of Directors.

The Credit Agreement provides further that any “Change of Control” is an event of default.  If an event of default occurs, it could result in the acceleration of the Company’s payment obligations with respect to all amounts owed, including all accrued and unpaid interest.

For your reference, the relevant provisions of the Credit Agreement state that a “Change of Control” with respect to a change in the composition of the Board occurs when, within any period of 12 consecutive months, a majority of the Board ceases to be;

(a)         Individuals that were members of the Board at the beginning of the 12 month period; or

(b)         Individuals whose election or nomination to the Board were approved by individuals referred to in clause (a) constituting a majority of the Board at the time of election or nomination; or

(c)          Individuals whose election or nomination was approved by individuals referred to in clause (a) or clause (b) constituting a majority of the Board at the time of election or nomination.

But excluding, for clause (b) and clause (c) anyone whose election or nomination occurs as a result of actual or threatened solicitation of proxies for election or removal of directors other than on behalf of the Board.

Shareholder Rights Agreement Investigation.

The Company is investigating whether any person or group of persons has become an “Acquiring Person” under the Rights Plan, which could permit the exercise by all other stockholders of certain common stock purchase rights issued under the Rights Plan (the “Rights”) that would be substantially dilutive to the Acquiring Person. The Company is also investigating whether the group that has designated itself “Concerned ALCO Stockholders” has provided accurate and complete disclosure on the Schedule 13D and in the proxy solicitation materials filed by Concerned ALCO Stockholders with the United States Securities and Exchange Commission (the “SEC”).

If it is determined that the Rights have been triggered, the ownership of the Company, and the right to vote to determine membership of the Company’s Board of Directors (the “Board”) could be materially affected. In the event that a group of individuals or entities has become an “Acquiring Person” under the Rights Plan, and thus, the Rights have become exercisable, each holder of a Right that is not an Acquired Person would be entitled to substantially increase the number of shares of the Company’s common stock they held, pursuant to the terms of the Rights Plan. This would result in substantial dilution to the persons or groups of persons who were Acquiring Persons (or their affiliates and associates).

Furthermore, if CAS has not provided accurate and complete disclosure on the Schedule 13D and in the proxy solicitation materials they have filed with the SEC, the ability of the Company’s stockholders to make informed decisions regarding the proposals to be voted upon at the Annual Meeting could be materially and adversely affected.

On June 19, 2014, the Company filed a Petition Requesting Depositions Before Suit in the District Court of Dallas, Texas. The Petition sought the order of the Court under Texas Rule of Civil Procedure 202 to allow the Company to take depositions and to secure discovery of documents from certain members of CAS — Messrs. Dilip Singh, Jeffrey Geygan, and Charles Gilman. After an evidentiary hearing, the Court found that allowing the Company to take the depositions may prevent a failure or delay of justice in an anticipated lawsuit. The Court ordered that the Company be permitted to take oral depositions of the specified representatives of Concerned ALCO Shareholders and permitted the subpoena of documents related thereto. Counsel for CAS has provided some documents to the Company in response to such order, but the parties have not yet been able to schedule the mandated depositions.

ALCO Stores, Inc.

ALCO Stores, Inc. is a broad-line retailer, primarily located in small underserved communities across 23 states.  The Company had 198 ALCO stores at the end of the first quarter ended May 4, 2014 that offer both name brand and private label products of exceptional quality at reasonable prices.  We are proud to have continually provided friendly, personal service to our customers for the past 113 years. To learn more about the Company visit www.ALCOstores.com.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material with respect to the matters to be considered at the Company’s 2014 annual meeting of stockholders.  The Company filed a proxy statement with the SEC regarding the annual meeting scheduled to take place on July 30, 2014.  Additionally, the Company files annual, quarterly and current reports, proxy and information statements and other information with the SEC. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Investors and stockholders may obtain free copies of such documents filed with the SEC at the SEC’s web site, www.sec.gov.  In addition, stockholders may obtain free copies of the documents filed with the SEC by ALCO through the Investor Relations section of our website, located at www.alcostoresinc.com/investors.aspx, or by requesting them in writing or by telephone from the Company at ALCO Stores, Inc., Attn: Corporate Secretary, 751 Freeport Parkway, Coppell, Texas 75109, (469) 322-2900.

Participants in Solicitation

The Company and its directors, executive officers, other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to the matters to be considered at the Company’s 2014 annual meeting of stockholders.  Information regarding the interests of the Company’s directors and executive officers in the solicitation of proxies is included in the Company’s proxy statement and annual report on Form 10-K for the fiscal year ended February 2, 2014.

Forward-looking Statements

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the inclusion of “will,” “believe,” “intend,” “expect,” “plan,” “project” and similar future-looking terms.  You should not rely unduly on these forward-looking statements. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance.  Forward-looking statements inherently involve risks and uncertainties, and, accordingly, actual results may vary materially.  Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 2, 2014, and its subsequent quarterly reports on Form 10-Q.  The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

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For more information, contact:

Brian Assmus

Vice President — Controller

469-322-2900 X1072

email: bassmus@alcostores.com

or

Debbie Hagen

Hagen and Partners

913-642-6363

email: dhagen@hagenandpartners.com